Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Announces FDIC and OCIF Lift Cease and Desist Orders
San Juan, Puerto Rico, November 20, 2007 — First BanCorp (NYSE: FBP) today announced that, following the most recent Safety and Soundness examination of FirstBank Puerto Rico (the “Bank”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) terminated the Order to Cease and Desist dated March 16, 2006 related to the mortgage-related transactions with other financial institutions and the Order to Cease and Desist dated August 24, 2006 with respect to the Bank’s compliance with Bank Secrecy Act (“BSA”).
“We consider the lifting of the Cease and Desist Orders a major accomplishment because the action by the regulators reflects FirstBank’s successful fulfillment of the requirements of both Orders. The Board of Directors and management remain steadfastly committed to maintain the highest safety and soundness standards and comply fully with the regulatory programs,” said Luis Beauchamp, the Corporation’s President and Chief Executive Officer.
With respect to the March 16, 2006 Cease and Desist Order, FirstBank has taken the required actions, including a substantial reduction of the credit risk concentration in connection with certain loans outstanding to two large mortgage originators in Puerto Rico to levels acceptable to regulatory agencies and within parameters set forth in the policies adopted by the Corporation. In addition, FirstBank conducted, through an independent consultant approved by the regulators, a comprehensive review of its mortgage portfolio to evaluate the credit risks associated with the mortgage portfolio. The review consisted of a full credit review performed by an expert consultant, which included a review of legal documents, collateral property values, and credit and income underwriting. Furthermore, the consultants performed a loss reserve analysis of the mortgage portfolio. As previously mentioned in a press release dated November 6, 2007, the Corporation’s residential mortgage loan portfolio amounted to $3.0 billion or approximately 27% of the total loan portfolio as of September 30, 2007. At that time, the Corporation’s residential mortgage portfolio consisted of loans in Puerto Rico (74%), loans in Florida (12%) and loans in the Virgin Islands (14%). More than 90% of the Corporation’s residential mortgage loan portfolio consisted of fixed-rate, fully amortizing, full documentation loans that have a significantly lower risk than the typical sub-prime loans that have already affected the U.S. real estate market. The Corporation has never been active in negative amortization loans or adjustable rate mortgage loans (ARM’s) with teaser rates. Total residential ARM’s outstanding as of September 30, 2007 amounted to approximately $190 million. The annualized ratio of residential mortgage loans net charge-offs to average mortgage loans was 0.06% for the nine-month period ended September 30, 2007.
As a result of the August 24, 2006 Cease and Desist Order, the Bank has refined the core elements of its BSA Program, performed a full review of the BSA policies, programs and procedures, completed a comprehensive risk assessment of the Bank’s customers, products, services, operations and internal controls, and businesses’ geographic locations for BSA, expanded its training programs and reviewed its independent testing procedures to ensure full compliance with BSA.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.

Safe Harbor
This press release may contain “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, the deteriorating economic conditions in Puerto Rico, interest rate risk relating to the secured loans to Doral Financial Corporation and R&G Financial Corporation, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent order with the Federal Reserve Bank of New York on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent order, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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